Exhibit 99.1

New York, August 7, 2025: Flutter Entertainment (NYSE: FLUT; LSE: FLTR) (“Flutter”) the world’s leading online sports betting and iGaming operator today announces Q2 results, and increased 2025 guidance.

Key financial highlights:

	Three months ended June 30,
In $ millions except where stated otherwise	2025	2024	YOY
Average monthly players (AMPs) (‘000s)[1]	15,978	14,344	+11%
Revenue	4,187	3,611	+16%
Net income	37	297	(88)%
Net income margin	0.9%	8.2%	(730	)bps
Adjusted EBITDA[2]	919	738	+25%
Adjusted EBITDA margin[2]	21.9%	20.4%	+150	bps
Earnings per share ($)	0.59	1.45	(59)%
Adjusted earnings per share ($)[2]	2.95	2.04	+45%
Net cash provided by operating activities	359	323	+11%
Free Cash Flow[2]	156	171	(9)%
Leverage ratio[2] (December 2024 2.2x)	3.2x
Leverage ratio including Snai[2]	3.0x

Q2 2025 overview

•

Adjusted EBITDA growth of 25% driven by 11% AMP and 16% revenue growth, as our US business continues to scale rapidly. Net income decline of 88% impacted by a non-cash charge related to the movement in the Fox Option valuation[3], increased non-cash amortization of acquired intangibles and an increased income taxes expense

•

US: growth underpinned by sustained strength in pre-2024 launch states[4] with FanDuel’s lead in iGaming extended; US revenue +17% (sportsbook +11% and iGaming +42%). Adjusted EBITDA of $400m includes the benefit of favorable sports results and strong operating leverage

•

International: revenue and adjusted EBITDA growth of 15% and 13% respectively, includes the benefit of Snai and NSX acquisitions. Excellent iGaming revenue growth of 27% driven by UK and Ireland (“UKI”), Southern Europe and Africa (“SEA”) and Asia Pacific (“APAC”). Sportsbook revenue growth of 4% reflects a very strong performance in the 2024 European Football Championships (“Euros”) in the prior year, and less favorable year-over-year sports results

•	Earnings per share decreased by $0.86 reflecting the non-cash movements noted above, with adjusted earnings per share increasing by $0.91 driven by strong adjusted EBITDA growth

•

Net cash provided by operating activities grew +11% while free cash flow[2] was 9% lower mainly due to an increase in capital expenditure from the Snai acquisition and increased technology investment across the Group

Updated full year 2025 guidance

2025 outlook5 is increased to include (i) the impact of US sports results6, (ii) the impact of US gaming tax changes, (iii) renegotiated US market access savings, and (iv) the impact of new state timings.

Group revenue and adjusted EBITDA are now expected to be $17.26bn and $3.295bn at the midpoint representing 23% and 40% year-over-year growth, respectively.

Peter Jackson, CEO, commented:

“I am pleased with the excellent underlying performance we have delivered in the second quarter alongside the good progress made on a number of key strategic initiatives. Revenue grew by 16% year-on-year, as we continue to build scale positions in the most attractive markets through strong organic growth and value creating M&A. Since Q1, Flutter gained additional US index inclusion and accelerated ownership of FanDuel to 100%. We also became the largest operator in Italy with the addition of Snai; established a scale position in Brazil through NSX; and successfully executed two transformative customer migrations. Such varied achievements in one quarter are a great reflection of our teams’ focus and ability to execute effectively, leaving us well positioned for the second half of the year.”

To our shareholders

I am delighted to report a great set of results and meaningful strategic progress during the quarter. We experienced strong year-over-year growth with revenue 16% ahead, adjusted EBITDA 25% higher and cash from operating activities $36m higher than last year’s quarter. Net income, which reduced by 88%, was impacted by increased non-cash charges year-over-year. These included an increase in amortization of acquired intangibles, an increase in income tax expense, and a large swing in the Fox option charge driven by an increase in FanDuel’s valuation.

Before I provide an update on the excellent operational performance across our US and International businesses, there are some key areas of strategic progress I would like to share. Following our move to a US primary listing on the New York Stock Exchange (“NYSE”) in May last year, Flutter has now become a well-established business within US capital markets, demonstrated by our inclusion in two major share indices: CRSP and Russell. Positioning Flutter closer to its primary market in the US was a core objective of our US listing, and the inclusion in these indices demonstrates the clear benefits of this strategy, with the vast majority of our trading volumes now passing through NYSE. We believe we also remain well-placed for admission to other major US indices.

We progressed another key strategic objective in July with the extension of our US market access partnership with Boyd to 2038. This is a great example of our position as an “and” business, able to deploy capital to various uses to drive value creation. In addition to increasing our ownership of FanDuel to 100% at an attractive valuation, this transaction also secures US state market access at much more favorable terms. This supports our conviction that market access efficiency, alongside other cost levers, can help to offset regulatory and tax changes that may affect FanDuel in the future and gives us further confidence in the delivery of our long-term adjusted EBITDA margin targets.

On the US regulatory front, while some state legislative sessions concluded with announced tax increases, I believe our sector is making meaningful progress in encouraging law-makers to adopt a balanced approach. As we have noted in the past, our substantial US scale positions us well to mitigate tax changes and benefit from the market share gains market leaders such as FanDuel have experienced when regulatory changes are introduced. We were, however, disappointed to see the state of Illinois introduce a wager fee on July 1, which we believe unfairly impacts our recreational, lower-handle customers. As previously announced, starting September 1, we will introduce a 50 cent fee on each bet placed in Illinois to help mitigate the significantly higher operating costs in the state. The approach taken by the state of Illinois is very much an outlier when compared with our broad International portfolio, and we believe it risks driving customers to the unregulated market offering limited consumer protections and no state revenue generation. We are confident, as evidenced by the majority approach to date, that law-makers will recognize the importance of adopting a balanced tax strategy which promotes market growth and investment.

The event contracts landscape continues to develop at pace. We have two decades’ experience of operating the world’s largest betting exchange, the Betfair Exchange, which shares similar characteristics with event contracts, and this will help inform our views. We are closely monitoring regulatory developments, and are assessing the opportunities and potential participation strategies this may present for FanDuel.

In our International markets, the completion of the Snai and NSX transactions in the quarter have created a leadership position in Italy for Flutter and established a scale position in the newly regulated Brazilian market. Both acquisitions are driven by a clear strategic rationale to expand our footprint in attractive, regulated markets while leveraging the Flutter Edge to drive operational and product improvements.

In Italy, we are executing on our integration plans and have increasing confidence in our synergy targets. Snai has been consolidated within our SEA region under a well-formed organizational plan. We finished the quarter with 21.7% overall market share, and 30.2% of the online market7 in Italy. Looking ahead, our attention is now focused on bringing Snai customers onto SEA’s market leading online platform in the first half of 2026.

Finally, in Brazil, following the combination of NSX and Betfair Brazil, creating Flutter Brazil, our immediate focus has been on resourcing our newest region with the best talent from across Flutter. The Brazilian market remains highly competitive, and we retain a strong conviction that scale operators with the best products will win the largest share of the market. To that extent, our strategy is to elevate our Brazilian proposition, leveraging the Flutter Edge to deliver unit economics we can invest behind and scale meaningfully. We have targeted quick-wins in product and marketing, where immediate improvements have already been made to iGaming content, generosity capabilities and digital marketing effectiveness, while our sports product roadmap will ensure significant improvements are delivered to the customer proposition over the next twelve months.

US update

Turning to our US business, I was really pleased with our performance in Q2. I have previously highlighted that the inherent variability of sports results creates fluctuations around the average in the short-term, but that cumulatively, sports results will align to our expected outcomes over the long-term. Following the last two quarters with very unfavorable sports results in the US, Q2 saw favorable outcomes, with June in particular delivering the highest gross revenue margin month on record of 16.3%. This, alongside very strong iGaming growth, helped deliver total US revenue growth of 17%. We maintained our number one sportsbook position while extending our number one position in iGaming, closing the quarter with sportsbook GGR market share of 41%, a 44% NGR market share and a record 27% iGaming GGR market share8.

Our phenomenal iGaming performance is clear evidence of our strategy at work, with Q2 AMP growth of 32% reflecting a consistent product roadmap tailored to casino-first customers, the fastest-growing segment in the market. iGaming customers continued to enjoy the site-wide jackpot functionality introduced in Q1 with over 200k jackpot wins since it was first introduced. We launched our FanDuel Rewards Club to all iGaming customers in April and also added the second installment of our exclusive Huff and Puff series. Leveraging the Flutter Edge via our proprietary iGaming platform, Q2 saw us add a record volume of new titles to the platform. These features resonated with casino-first customers driving increased player volumes and frequency.

In sportsbook, continued product improvements led to an increase in player frequency year-over-year which drove handle 7% higher. AMPs were 4% lower as we lapped our very successful North Carolina launch in the prior year when we drove significant population penetration during the opening months. We were pleased with customer activity during the NBA playoffs, with four separate seven-game series, including the finals, helping to drive better engagement than expected.

From a sportsbook product perspective, we continued to deliver innovative and highly engaging features to our customers during Q2. Harnessing our next generation pricing capability, we added Same Game Parlay+ (“SGP+”) and profit boost functionality to our Your Way feature during the NBA playoffs and have been really pleased with engagement.

Our market-leading SGP offering continues to see excellent customer engagement and underpinned a further structural gross revenue margin expansion of 70bps to 13.6% during the quarter. Building on the success of our Parlay Your Bracket offering during March Madness, we added similar features for both NHL and WNBA during Q2 and we also expanded our SGP live offering to tennis for the first time in the quarter helping to deliver a record Wimbledon for FanDuel. On MLB, our Batter Up feature which allows customers to parlay outcomes for the next three batters up was rolled out for all live games, together with an accompanying Quick Bets page launched in July which has been resonating well.

The strong live betting volumes we delivered during the quarter were supported by our product improvements, with live betting over half our handle in Q2 and SGP live its fastest growing component. A seamless live proposition, with optimized in-game settlement and minimized friction was key to our growth, underpinned by our best-in-class pricing and risk management capabilities.

International update

Our International performance continues to be positive, delivering year-over-year revenue growth of 15%, with the acquisitions of Snai and NSX contributing 11 percentage points of the increase. The organic growth of 4% is particularly pleasing when compared against a strong sportsbook performance in the prior year, which included the Euros and more favorable sports results. iGaming has underscored the organic growth in Q2, with exceptional growth achieved in Turkey and continued excellent momentum in Sisal’s Italian online business and in India. In addition, we delivered impressive double digit growth in UKI despite implementing slots restrictions in line with the UK Gambling Act Review requirements.

We continue to see good product delivery, driven by our focus on the Flutter Edge, which is helping deliver innovation across our business. In July, we launched Flutter’s first bingo network following the successful partnership between Sisal and tombola, which brings the latter’s innovative product and deep liquidity pool to Sisal’s Italian online bingo customers. The launch of MyCombo, our full Same Game Parlay proposition for Sisal Italy ahead of the new soccer season is a market-first and represents a step-change in product differentiation, made possible by our global scale and deep industry expertise.

We are making very good progress against the $300m operational cost saving program previously set out at our Investor Day in 2024. This quarter, we successfully completed the large-scale migration of Sky Bet, moving over nine million customers onto our shared UKI platform. Overall customer reaction to the new offering has been positive and early performance on iGaming has been very strong. Achieving this major milestone means we can now turn our attention to enhancing the core experience for our Sky Bet customers. This will include introducing a host of new exciting features, including a version of our SuperSub offering alongside new products powered by our next-generation pricing capability.

The PokerStars transformation is another significant part of the program, and we delivered our largest milestone to date in July, when PokerStars customers in Italy were migrated onto the shared SEA platform. The majority of the Pokerstars transformation savings will be recognized towards the end of the three year program in 2027, following the final planned migration off the PokerStars technology stack in the second half of 2026.

The migrations of Sky Bet and PokerStars in Italy mark significant progress in our transformation journey, unlocking efficiencies, helping us simplify and shape our organizational structures for the future, providing further scale benefits and positioning us to deliver enhanced experiences for our customers. The strategic cost transformation program is a great example of underlying cost discipline, and we will continue to strive for further optimization and efficiencies in the business.

Final thoughts and outlook

As I reflect on the progress we’ve made so far this year, I am particularly proud that our growth is being achieved in a sustainable way. In May, FanDuel launched an innovative safer gambling tool. The Real-Time Check-In feature uses machine learning to detect risk and generate personalized interventions at the point of play. This industry leading feature builds on work pioneered in our Australian business, and reflects our commitment to leverage data and technology to protect our customers.

Looking ahead to the remainder of the year, our strong performance in the first half of 2025 underlines the strength of Flutter’s fundamentals. I feel confident as I consider our positioning heading into the second half of 2025. Our performance in Q2 positions us well to deliver on our strategic objectives and execute strongly throughout the content rich calendars for NFL, NBA and European soccer during the remainder of the year.

Sincerely,

Peter Jackson

Flutter CEO

In $ millions unless stated, unaudited	US				International				Group
Three months ended June 30,	2025	2024	YoY		2025	2024	YoY		2025	2024	YoY
Average monthly players (‘000s)	3,519	3,466	+2%		12,459	10,878	+15%		15,978	14,344	+11%
Handle	11,699	10,976	+7%		7,970	7,422	+7%		19,669	18,398	+7%
Net revenue margin	10.4%	10.0%	+40	bps	13.1%	13.4%	(30	)bps	11.5%	11.4%	+10	bps
Sportsbook revenue	1,219	1,099	+11%		1,041	997	+4%		2,260	2,096	+8%
iGaming revenue	507	357	+42%		1,268	997	+27%		1,775	1,354	+31%
Other revenue	65	71	(8)%		87	90	(3)%		152	161	(6)%

Total revenue	1,791	1,527	+17%		2,396	2,084	+15%		4,187	3,611	+16%
Cost of sales	(968)	(839)	+15%		(1,104)	(894)	+23%
Technology, research and development expenses	(86)	(73)	+18%		(107)	(106)	+1%
Sales and marketing expenses	(219)	(253)	(13)%		(376)	(358)	+5%
General and administrative expenses	(118)	(102)	+16%		(218)	(203)	+7%

Reportable segment adjusted EBITDA	400	260	+54%		591	523	+13%
Unallocated corporate overhead[9]									(72)	(45)	+60%

Group adjusted EBITDA									919	738	+25%
Adjusted EBITDA margin	22.3%	17.0%	+530	bps	24.7%	25.1%	(40	)bps	21.9%	20.4%	+150	bps

Group

The Group delivered a strong second quarter with AMP1 and revenue growth of 11% and 16% respectively, driven by continued US momentum and a robust underlying performance within International further enhanced by the addition of the Snai and NSX businesses.

Net income of $37m reduced by $260m from $297m in Q2 2024 after including:

(i) a non-cash loss in the fair value of the Fox Option liability of $81m (Q2 2024: $91m gain)

(ii) a non-cash charge for the amortization of acquired intangibles of $209m (Q2 2024: $147m) with the Snai and NSX acquisitions and the cost transformation programs in PokerStars and Sky Bet driving a year-over-year increase

(iii) an income tax charge of $168m (Q2 2024: $53m), with the year-over-year increase primarily driven by the utilization of historic US deferred tax assets in Q2 2024 and an income tax expense related to the Betfair Brazil business reorganization in Q2 2025

(iv) restructuring, integration and transaction costs of $89m (Q2 2024: $38m) with the the year-over-year increase primarily driven by costs incurred in relation to the Snai and NSX acquisitions and subsequent integrations, and the cost transformation programs in PokerStars and Sky Bet

Adjusted EBITDA of $919m grew 25% with adjusted EBITDA margin2 150bps higher principally attributable to the expansion of our US business.

Earnings per share decreased by $0.86 to $0.59 inclusive of the impacts to net income described above, and partially offset by an $80m reduction in redeemable non-controllable interest charge (increasing earnings per share by $0.45) driven by a temporary reduction in the Maxbet redemption value.

Adjusted earnings per share increased by $0.91 to $2.95 driven by the strong adjusted EBITDA growth and the reduction in redeemable non-controlling interest charge.

The Group’s net cash provided by operating activities grew 11% underpinned by the second quarter adjusted EBITDA growth outlined above, partly offset by increased income tax payments. Free cash flow was 9% lower due to an increase in capital expenditure from the Snai acquisition, and technology investment across the Group which continues to pay dividends as we harness the Flutter Edge and continue to innovate at pace.

US

US Q2 AMPs of 3.5m grew 2% year-over-year as we lapped the benefit of the North Carolina launch in March during the prior year. (Pre-2024 state AMPs +5%, pre-2022 state AMPs +7%). Revenue grew 17% including sportsbook revenue growth of 11% and iGaming revenue growth of 42%.

Sportsbook revenue growth was driven by an increase in player frequency together with improved structural revenue margin as handle grew 7%, with live betting representing over half of handle during the quarter, and net revenue margin increasing by 40 basis points year-over-year to 10.4%.

The increase in net revenue margin included:

•	Structural revenue margin expansion of 70bps to 13.6% enabled by our market-leading pricing and risk management capabilities delivering continued increased penetration of parlay bets

•

An adverse sports results impact year-over-year of 30 basis points with the gross revenue impact of sports results in Q2 2025 being less favorable than the prior year (Q2 2025: 80bps favorable, Q2 2024: 110bps favorable). This converted to a small revenue benefit year over year (Q2 2025: $90m, Q2 2024: $80m)

•	Promotional spend of 4% which was broadly in-line with the prior year

iGaming revenue grew 42% underpinned by AMP growth of 32% and an increase in player frequency year-over-year.

Adjusted EBITDA was $400m (Q2 2024 $260m) with an adjusted EBITDA margin of 22.3%, up 530bps year-over-year supported by continued strong operating leverage across the business.

Cost of sales as a percentage of revenue was 54.0%. Cost of sales in both the current and prior year included the benefit from positive sports results. The year-over-year reduction of 90bps was primarily due to the benefit of payment processing cost initiatives deployed in H2 2024, partly offset by increased taxes in Illinois year-over-year.

Sales and marketing expenses were 13% lower, driven by heightened investment in the North Carolina launch in the prior year and a greater proportion of expenditure for 2025 expected to be incurred during H2 than in the prior year. The 440bps reduction year-over-year as a percentage of revenue to 12.2% also reflected continued good operating leverage in pre-2024 states. Technology, research and development costs were $13m higher year-over-year, primarily as a result of the scaling of data storage and processing costs. General and administrative costs were $16m higher as a result of finance and legal costs, together with the impact of increased headcount in key support functions.

International

International revenue was 15% higher year-over year (up 12% on a constant currency10 basis, “cc”) with 15% AMP growth. The inclusion of the Snai and NSX acquisitions contributed 11 percentage points of the year-over-year revenue growth.

Sportsbook revenue was 4% higher year-over-year (+2% cc), with the inclusion of Snai and NSX acquisitions contributing 9 percentage points of the year-over-year growth. Sportsbook handle grew 7% year-over-year, with Snai and NSX contributing 9 percentage points of growth. This offset the impact of a strong 2024 comparative period containing the Euros, which accounted for 6% of handle in Q2 2024.

Net revenue margin decreased by 30 basis points year-over-year to 13.1%:

•

Structural revenue of 16.3% margin was broadly flat year-over-year, as growth driven by our superior pricing capabilities was offset by the impact of faster growth in regions with lower structural revenue margins including SEA, Brazil and CEE

•	An adverse sports results impact year-over-year of 90 basis points with sports results in Q2 2025 less favorable than the prior year period (Q2 2025: 30bps favorable, Q2 2024 120bps favorable)

•	A year-over-year reduction in promotional spend of 60 basis points to 3.6% of handle

iGaming revenue was 27% higher year-over-year (+23% cc), with Snai and NSX contributing 13 percentage points of growth. On an organic basis, SEA growth of 24% comprised Sisal Italy online growth of 36% and Turkey growth of 87%. UKI grew 17% (+10% cc) year-over-year, APAC experienced growth of 24% (+27% cc) in India and CEE grew 13% (+10% cc), driven by performance in Georgia.

In $ millions except percentages, unaudited	Three months ended June 30,
International revenue by region	2025	2024	YoY	YoY CC
UK and Ireland	936	928	+1%	(5)%
Southern Europe and Africa	657	390	+68%	+63%
Asia Pacific	402	385	+4%	+7%
Central and Eastern Europe	138	128	+8%	+5%
Brazil	44	18	+144%	+175%
Other regions	219	235	(7)%	(9)%

International total revenue	2,396	2,084	+15%	+12%

Revenue performance across our International regions year-over-year was as follows:

•

UKI revenue grew 1% (-5% cc) with sportsbook revenue down 12% (-17% cc) driven by a 3% reduction in handle (-8% cc) impacted by the Euros which accounted for 10% of overall handle in the prior year, combined with an adverse 190bps swing in sports results. iGaming growth of 17% (+10% cc) was delivered through continued product enhancements and generosity optimization which offset the impact of the Gambling Act Review-led player restrictions implemented during the quarter

•

SEA revenue grew 68% (+63% cc) with the inclusion of Snai contributing 52 percentage points of the growth. Sportsbook revenue was up 64% (+57% cc) including Snai which contributed 61 percentage points of the growth. Organic sportsbook revenue growth was impacted by the Euros which accounted for 8% of handle in Q2 2024, and an adverse swing in sports results of 100bps which offset continued structural gross revenue margin expansion. iGaming revenue grew 70% (+67% cc) with Snai contributing 46 percentage points of growth. SEA Italian revenue[11] grew 67%, with Snai contributing 59 percentage points of growth (sportsbook was up 65% with Snai contributing 62 percentage points of growth and iGaming was up 67% with Snai contributing 55 percentage points of growth). Turkey growth was also strong with revenue growing 87% (+124% cc). This growth was attributable to strong AMP growth, improved online penetration and an expansion in the products offered within the market

•

APAC revenue grew 4% (+7% cc) with sportsbook growth in Australia of 3% (+6% cc) where a handle reduction of 6% (-3% in cc) was more than offset by the benefits of optimized generosity and favorable sports results year-over-year. iGaming growth in India of 24% (+27% cc) was driven by 15% growth in AMPs and improved monetization through pricing and generosity optimizations

•

CEE revenue grew by 8% (+5% cc) with iGaming growth of 13% (+10% cc). This was largely driven by iGaming revenue growth of 26% year-over-year in Georgia, which offset a sportsbook revenue reduction of 15% (-19% cc) primarily attributable to the Euros which accounted for 14% of handle in 2024

•

Brazil revenue grew by 144% (+175% cc), benefiting from the acquisition of NSX which contributed 185 percentage points of growth. Betfair Brazil revenue declined year-over-year driven by adverse sports results in the quarter and the continuing impact of the customer re-registration friction post regulation.

•	Other regions revenue was 7% lower (-9% cc) due to the impact of some smaller market exits and regulatory change

Adjusted EBITDA increased by 13% year-over-year (+10% cc) with the acquisition of Snai and NSX contributing 7 percentage points of growth year-over-year. Adjusted EBITDA margin, before including Snai and NSX, expanded by 70 basis points to 25.9%. Inclusive of Snai and NSX, adjusted EBITDA margin for the quarter was 24.7%, a 40 basis point reduction, reflective of our investment phase in Brazil.

Cost of sales as a percentage of revenue increased by 320 basis points to 46.1%, with the acquisition of Snai and NSX contributing 170 basis points of the year-over-year increase. The remaining 150 basis point organic increase was due to increased taxes in CEE and in Betfair Brazil, along with a continued shift in revenue mix in favor of iGaming which generally incurs higher third party costs than sportsbook.

Sales and marketing expenses increased by $18m or 5% year-over-year with the acquisition of Snai and NSX contributing $37m or 10 percentage points of the increase. As a percentage of revenue, sales and marketing reduced by 150 basis points to 15.7%, with savings from Euros-related marketing spend in Q2 2024 more than offsetting increased investment in Italy to support conversion of our retail customer base to online, and our growth plans in Turkey and Brazil.

Technology, research and development costs were $1m or 1% higher year-over-year with the acquisition of Snai and NSX contributing $5m or 5 percentage points of the increase. General and administrative costs were $15m or 7% higher with the inclusion of Snai and NSX contributing $14m or 7 percentage points of the increase. Operating leverage has been achieved across both technology, research and development costs, and general and administrative costs, with improvements of 60bps to each, bringing them to 4.5% and 9.1% of revenue for the quarter, respectively.

Unallocated corporate overhead9 increased by $27m or 60% year-over-year. This was driven by a $14m charge related to foreign exchange movements, primarily due to a non-cash revaluation of related monetary items on the Group balance sheet. The remaining increase is broadly split across inflationary pay increases, investment in Flutter Edge initiatives primarily Flutter Studios and shared technology.

Capital structure

Available cash increased $154m quarter-on-quarter, closing at approximately $1.7bn. The $3,216m increase in total debt to $9,952m at June 30, 2025 from $6,736m at December 31, 2024 reflects the financing for the Snai and NSX acquisitions. Net debt was $8,522m at the end of Q2 2025, with a leverage ratio2 of 3.2x at June 30, 2025 (2.2x at December 31, 2024). The leverage ratio2 was 3.0x based on the last 12 months adjusted EBITDA including Snai.

The purchase of Boyd’s 5% interest in FanDuel for $1.76bn12 was completed on July 31, 2025 and financed by extending the existing Term Loan B and Euro, Sterling and Dollar Senior Notes at attractive terms. We therefore expect our leverage to increase in the near term but then reduce rapidly given the highly visible and profitable growth opportunities that exist across the Group. We remain committed to our medium-term leverage ratio target of 2.0-2.5x.

The share repurchase program, continued in Q2 2025 with 1.25 million shares repurchased in the quarter for a consideration of $300m excluding excise duties ($296m was paid for the program in the quarter). We are highly disciplined allocators of capital and we expect to return up to $1bn of cash to shareholders through the program during 2025, and up to $5bn of cash to shareholders over a three to four year period, whilst also maintaining the flexibility to invest significant amounts of capital both organically and inorganically. The Boyd deal is a great example of both this flexible approach and the value we believe we can create.

Guidance

Full year 2025 guidance is now increased for the following adjustments (i) the impact of US sports results, (ii) the impact of US tax changes, (iii) renegotiated US market access savings, and (iv) the impact of new state timings.

The changes to the midpoints of our previous guidance are summarized in the table below:

	US		International		Corporate	Group
($ in millions)	Revenue	Adjusted EBITDA	Revenue	Adjusted EBITDA	Adjusted EBITDA	Revenue	Adjusted EBITDA
US existing states	7,440	1,220
US new states	(40)	(90)

Previous Guidance	7,400	1,130	9,680	2,300	(250)	17,080	3,180
US sports results (May-Jun)[6]	140	100				140	100
Boyd market access	0	35				0	35
NJ, IL and LA tax impacts	30	(40)				30	(40)
New state timing	10	20				10	20

Change	180	115	0	0	0	180	115

Revised Guidance[4]	7,580	1,245	9,680	2,300	(250)	17,260	3,295
US existing states	7,610	1,315
US new states	(30)	(70)

Our updated outlook for 2025 now includes the following midpoints:

Group: revenue and adjusted EBITDA of $17.26bn and $3.295bn representing 23% and 40% year-over-year growth, respectively.

US: revenue and adjusted EBITDA of $7.58bn and $1.245bn, representing year-over-year growth of 31% and 146%, respectively. We expect revenue of approximately $2.6bn and approximately $580m of adjusted EBITDA to arise in Q4.

This comprises increased guidance for both existing and new states as follows:

Existing states

•	Revenue of $7.61bn and adjusted EBITDA of $1.315bn, with year-over-year growth of 31% and 159%, respectively

•	Increased from previous guidance primarily due to the benefit of May and June sports results of $140m revenue, $100m adjusted EBITDA

•	H2 2025 gaming tax costs include the previously announced changes in Illinois, New Jersey and Louisiana net of anticipated direct mitigation

•	Illinois transaction fee: net cost of $5m with gross cost of $35m mitigated by $30m in other revenue from the proposed FanDuel transaction fee

•	New Jersey and Louisiana: net cost of $35m with gross cost of $45m and approximately 20% mitigation through locally optimized promotional and marketing spend

•	Maryland gross cost of $10m was already included within our guidance set out in May and therefore does not represent a change to that previous guidance

•	The benefit of Boyd market access savings of $35m are therefore expected to almost entirely mitigate the net impact of incremental gaming tax costs of $40m above in H2

New states

•	Now expect negative revenue of $30m and adjusted EBITDA cost of $70m due to slightly later launch timings versus previous expectations (previous guidance -$40m revenue and -$90m adjusted EBITDA)

International: Foreign currency changes since our previous guidance are not material and therefore revenue and adjusted EBITDA guidance of $9.68bn and $2.30bn is re-affirmed, representing year-over-year growth of 17% and 11% respectively.

Unallocated corporate overhead: cost guidance of $250m is unchanged.

Other items: also remain unchanged, with the exception of Interest expense, which now includes the financing costs associated with the Boyd transaction.

	Updated 2025 guidance			Previous guidance
	Low	Midpoint	High	Midpoint
Group revenue	$16.81bn	$17.26bn	$17.71bn	$17.08bn
Group adjusted EBITDA	$3.075bn	$3.295bn	$3.515bn	$3.18bn
US existing state[4] revenue	$7.36bn	$7.61bn	$7.86bn	$7.44bn
US existing state adjusted EBITDA	$1.195bn	$1.315bn	$1.435bn	$1.220bn
US new states revenue cost	Approximately ($30m)			($40m)
US new states adjusted EBITDA	Approximately ($70m)			($90m)
US total revenue	$7.33bn	$7.58bn	$7.83bn	$7.40bn
US total adjusted EBITDA	$1.125bn	$1.245bn	$1.365bn	$1.13bn
International revenue	$9.48bn	$9.68bn	$9.88bn	$9.68bn
International adjusted EBITDA	$2.20bn	$2.30bn	$2.40bn	$2.30bn
Unallocated corporate overhead	Approximately $250m			$250m
Interest expense, net	$525m	$535m	$545m	$490m
Depreciation and amortization excl. acquired intangibles	Approximately $670m			$670m
Capital expenditure[12]	Approximately $820m			$820m
Share repurchases	Up to $1bn			Up to $1bn

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at stated foreign exchange rates13 and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

This announcement contains inside information as defined under assimilated Regulation (EU) No. 596/2014, which is part of the laws of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended). The person responsible for arranging release of this information on behalf of Flutter is Edward Traynor, Company Secretary of Flutter.

Conference call:

Flutter management will host a conference call today at 4:30 p.m. ET (9:30 p.m. BST) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering here or via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 20251. Please dial in 10 minutes before the conference call begins.

+1 888 500 3691 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1951 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited, to statements related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” ”expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “goal,” “target,” “aspire,” “will likely result,” and or the negative version of these words or other comparable words of a future or forward looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Adverse changes to the regulation (including taxation) of online betting and iGaming; Flutter’s ability to accurately determine the odds in relation to any particular event exposes us to trading, liability management and pricing risk; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; Public sentiment towards online betting and iGaming generally; The potential impact of general economic conditions, including inflation, tariffs and/or trade disputes, fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities; The failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; Litigation and the ability to adequately protect Flutter’s intellectual property rights; The impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2025 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional. We are the industry leader with $14,048m of revenue globally for fiscal 2024, up 19% YoY, and $4,187m of revenue globally for the quarter ended June 30, 2025.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications

Chris Hancox, Investor Relations	Rob Allen, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1	Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.
2	Adjusted EBITDA, adjusted EBITDA margin, last twelve months adjusted EBITDA including Snai, Free Cash Flow, net debt, leverage ratio, leverage ratio including Snai, constant currency, adjusted net income attributable to Flutter shareholders and adjusted earnings per share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this announcement for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.
3	Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense), net. See Part II, “Item 8. Financial Statements and Supplementary Data - Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025 for additional information regarding the Fox Option.
4

US analysis by state cohort includes the states and provinces by FanDuel launch date. Pre-2024, states include: New Jersey, Pennsylvania, West Virginia, Indiana, Colorado, Illinois, Iowa, Michigan, Tennessee, Virginia, Arizona, Connecticut, New York, Ontario, Louisiana, Wyoming, Kansas, Maryland, Ohio, Massachusetts, Kentucky.

5

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

6

Q1 impact: revenue $230m unfavorable, adjusted EBITDA $150m unfavorable, Q2 impact: revenue $90m favorable, adjusted EBITDA $70m favorable (April impact $50m revenue unfavorable, $30m adjusted EBITDA unfavorable. May/June impact: revenue $140m favorable, adjusted EBITDA $100m favorable). Impact of sports results year to date to the end of June: revenue $140m unfavorable and adjusted EBITDA $80m unfavorable. Impacts include an estimate for the benefit of recycling.

7	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli.
8

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to June 30, 2025 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR market share of FanDuel for the three months to June 30, 2025 in the states in which FanDuel was live, based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to June 30, 2025 was 28%.

9	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to a specific segment.
10	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q2 2024 at Q2 2025 exchange rates. See reconciliation below.
11	In addition to Q2 Italian revenue reported within SEA, there was also Italian revenue in the quarter generated across tombola (reported in UKI) and Betfair (reported in Other regions).
12	Consideration comprises approximately $1.56bn attributable to the acquisition of Boyd’s 5% stake in FanDuel and approximately $0.2bn attributable to the revision of various existing commercial terms. The amount of $0.2bn will be reflected as a cash outflow within net cash provided by operating activities during Q3 2025
13	Capital expenditure is defined as payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.
14	The impact of changes in foreign exchange rates versus those used in the guidance issued on May 7, 2025 is not significant with movements in EUR and GBP offsetting at an International segment adjusted EBITDA level. Therefore, foreign exchange rates assumed for 2025 guidance remain unchanged versus those used for guidance issued on May 7, 2025 of USD:GBP of 0.746, USD:EUR of 0.878 and USD:AUD of 1.563.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), leverage ratio, leverage ratio including Snai, Net Debt, Free Cash Flow, and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted EPS, leverage ratio, Net Debt, Free Cash Flow, and Adjusted Depreciation are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Adjusted EBITDA and Segment Adjusted EBITDA by translating prior-period revenue, Adjusted EBITDA and Segment Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Last twelve months (“LTM”) net income is defined on a Group basis as net income for the year ended December 31, 2024, minus net income for six months ended June 30, 2024 and plus net income for six months ended June 30, 2025.

LTM net income including Snai is defined on a Group basis as LTM net income plus Snai’s net income for the ten months ended April 30, 2025 prior to the completion of acquisition. Snai’s historical condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). We have made adjustments to conform Snai’s financial information prepared under IFRS to U.S. GAAP.

LTM adjusted net income including Snai is defined on a Group basis as LTM adjusted net income, after adjusting for the following:

•

Transaction fees and associated costs and restructuring and integration costs related to the acquisition assumed to have incurred prior to or soon after the acquisition date of January 1, 2024, and therefore are reversed from the twelve months result ended June 30, 2025.

•

New debt financing required to complete the acquisition of Snai is assumed to have occurred on January 1, 2024. The additional interest expense recognized is calculated, together with the associated hedge impact and the amortization of related debts issuance costs. For the new debt at floating rate, we have assumed the actual 3 months SOFR rates for Q2 2025 was constant from July 2024 to April 2025.

•

Intangible assets are assumed to be recorded at their estimated fair value as of January 1, 2024, and are amortized over their estimated useful lives from that date along with the consequent deferred tax benefit. The amortization expense relating to the historical fair value uplift on Snai’s intangible assets acquired by Playtech in 2018, together with the deferred tax benefit are reversed.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of PPE and intangible assets and share based compensation expense.

LTM adjusted EBITDA including Snai is defined on a Group basis as LTM adjusted net income including Snai before income taxes; other expense, net; interest expense, net; depreciation and amortization; share-based compensation expense; transaction fees and associated costs; and restructuring and integration costs.

Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue, respectively.

Adjusted Net Income Attributable to Flutter Shareholders is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of PPE and intangible assets; financing related fees not eligible for capitalization; gain from disposal of businesses, fair value (gain)/loss on derivative instruments, fair value (gain)/loss on contingent consideration, fair value (gain)/loss on Fox Option Liability and fair value (gain)/loss on investment, and share-based compensation.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted net income attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect share-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by last twelve months Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Leverage ratio including Snai is defined as net debt divided by LTM adjusted EBITDA including Snai.

Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

($ in millions except share and per share amounts)	As of June 30, 2025	As of December 31, 2024
Current assets:
Cash and cash equivalents	1,691	1,531
Cash and cash equivalents – restricted	79	48
Player deposits – cash and cash equivalents	1,745	1,930
Player deposits – investments	30	130
Accounts receivable, net	161	98
Prepaid expenses and other current assets	665	607
Asset held for sale	23	—

Total current assets	4,394	4,344
Investments	7	6
Property and equipment, net	602	493
Operating lease right-of-use assets	562	507
Intangible assets, net	7,545	5,364
Goodwill	16,487	13,352
Deferred tax assets	182	267
Other non-current assets	95	175

Total assets	29,874	24,508
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	350	266
Player deposit liability	1,712	1,940
Operating lease liabilities	122	119
Long-term debt due within one year	70	53
Other current liabilities	2,371	2,212
Liability held for sale	1	—

Total current liabilities	4,626	4,590
Operating lease liabilities – non-current	486	428
Long-term debt	9,882	6,683
Deferred tax liabilities	1,093	605
Other non-current liabilities	1,145	935

Total liabilities	17,232	13,241
Commitments and contingencies
Redeemable non-controlling interests	2,236	1,808
Shareholders’ equity
Ordinary share (Authorized 3,000,000,000 shares of €0.09 ($0.11) par value each; issued June 30, 2025: 176,370,705 shares; December 31, 2024: 177,895,367 shares)	36	36
Additional paid-in capital	1,810	1,611
Accumulated other comprehensive loss	(880)	(1,927)
Retained earnings	9,249	9,573

Total Flutter Shareholders’ Equity	10,215	9,293
Non-controlling interests	191	166

Total shareholders’ equity	10,406	9,459

Total liabilities, redeemable non-controlling interests and shareholders’ equity	29,874	24,508

Condensed Consolidated Statements of Comprehensive Income (Loss)

	Three months ended June 30,
($ in millions except share and per share amounts)	2025	2024
Revenue	4,187	3,611
Cost of sales	(2,228)	(1,835)

Gross profit	1,959	1,776
Technology, research and development expenses	(256)	(216)
Sales and marketing expenses	(789)	(746)
General and administrative expenses	(525)	(445)

Operating profit	389	369
Other (expense) income, net	(74)	89
Interest expense, net	(110)	(108)

Income before income taxes	205	350
Income tax expense	(168)	(53)

Net income	37	297

Net income attributable to non-controlling interests and redeemable non-controlling interests	12	18
Adjustment of redeemable non-controlling interest to redemption value	(80)	18
Net income attributable to Flutter shareholders	105	261
Earnings per share
Basic	0.59	1.47
Diluted	0.59	1.45
Other comprehensive income (loss), net of tax:
Effective portion of changes in fair value of cash flow hedges	(67)	(10)
Fair value of cash flow hedges transferred to the income statement	65	12
Changes in excluded components of fair value hedge	(1)	—
Foreign exchange (loss) gain on net investment hedges	(30)	50
Foreign exchange gain (loss) on translation of the net assets of foreign currency denominated entities	778	(60)
Fair value movements on available for sale debt instruments	—	1

Other comprehensive income (loss)	745	(7)

Other comprehensive income (loss) attributable to Flutter shareholders	711	(3)
Other comprehensive income (loss) attributable to non-controlling interest and redeemable non-controlling interest	34	(4)

Total comprehensive income	782	290

Condensed Consolidated Statements of Cash Flows1

	Three months ended June 30,
($ in millions)	2025	2024
Cash flows from operating activities
Net income	37	297
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	369	272
Change in fair value of derivatives	—	(7)
Non-cash interest expense, net	2	17
Non-cash operating lease expense	28	33
Unrealized foreign currency exchange (gain) loss, net	(25)	2
Loss (gain) on disposals	3	(1)
Share-based compensation – equity classified	70	57
Share-based compensation – liability classified	2	2
Other expense (income), net	81	(91)
Deferred tax benefit	(17)	(35)
Loss on extinguishment	14	5
Change in contingent consideration	—	(3)
Change in operating assets and liabilities:
Player deposits	104	(2)
Accounts receivable	37	(3)
Prepaid expenses and other current assets	58	19
Accounts payable	(90)	(28)
Other liabilities	(53)	(115)
Player deposit liability	(235)	(59)
Operating leases liabilities	(26)	(37)

Net cash provided by operating activities	359	323
Cash flows from investing activities:
Purchases of property and equipment	(37)	(28)
Purchases of intangible assets	(9)	(40)
Capitalized software	(157)	(84)
Acquisitions, net of cash acquired	(2,688)	(25)
Cash settlement of derivatives designated in net investment hedge	17	—
Other advances	9	—

Net cash used in investing activities	(2,865)	(177)
Cash flows from financing activities:
Proceeds from issue of ordinary share upon exercise of options	3	7
Proceeds from issuance of long-term debt (net of transactions costs)	6,004	1,045
Repayment of long-term debt	(3,130)	(1,095)
Distributions to non-controlling interests	(5)	(6)
Payment of contingent consideration	—	—
Repurchase of ordinary shares and taxes withheld and paid on employee share awards	(339)	—

Net cash provided by (used in) financing activities	2,533	(49)

Net increase in cash, cash equivalents and restricted cash	27	97
Cash, cash equivalents and restricted cash – Beginning of the period	3,393	3,157
Foreign currency exchange gain (loss) on cash and cash equivalents	95	(19)

Cash, cash equivalents and restricted cash – End of the period	3,515	3,235
Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,691	1,526
Cash and cash equivalents - restricted	79	25
Player deposits - cash & cash equivalents	1,745	1,684

Cash, cash equivalents and restricted cash – End of the period	3,515	3,235

Supplemental disclosures of cash flow information:
Interest paid	126	108
Income tax paid (net of refunds)	231	86
Operating cash flows from operating leases	44	43
Non-cash investing and financing activities:
Purchase of intangible assets with accrued expense[2]	77	—
Capitalized software with accrued expense[2]	8	—
Purchase of property and equipment with accrued expense[2]	8	—
Right of use assets obtained in exchange for new operating lease liabilities	9	54
Adjustments to lease balances as a result of remeasurement	1	(1)
Business acquisitions (including contingent consideration)	331	2
Repurchase of ordinary shares with accrued expense[2]	11	—
Non-cash issuance of common stock upon exercise of options[2]	29	—
Non-cash transaction costs on issuance of long-term debt[2]	17	—

1.

The Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2025 is derived by subtracting the cash flows from the three months ended March 31, 2025 from the cash flows for the six months ended June 30, 2025. As such it does not reflect the settlement of pre-existing relationships for which Flutter has recognized an asset.

2.	Figures represent the closing position at the end of the reporting period and not the movement during the period

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2025	2024
Net income	37	297
Add back:
Income taxes	168	53
Other income (expense), net	74	(89)
Interest expense, net	110	108
Depreciation and amortization	369	272
Share-based compensation expense	72	59
Transaction fees and associated costs [1]	19	16
Restructuring and integration costs [2]	70	22

Group Adjusted EBITDA	919	738

Group Revenue	4,187	3,611
Group Adjusted EBITDA Margin	21.9%	20.4%

1.

Fees primarily associated with (i) 2025 transaction costs related to Snaitech and NSX acquisitions; and (ii) 2024 advisory fees related to implementation of internal controls, information system changes and other strategic advisory related to the change in the primary listing of the Group.

2.

Costs primarily relate to various restructuring and other strategic initiatives to drive synergies. The programs are expected to run until 2027. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs primarily include severance expenses, advisory fees and temporary staffing costs.

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income/ (loss), the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2025	2024
Net income	37	297
Less:
Transaction fees and associated costs	19	16
Restructuring and integration costs	70	22
Amortization of acquired intangibles	209	147
Share-based compensation	72	59
Loss on settlement of long-term debt	14	5
Financing related fees not eligible for capitalization	1	—
Fair value (gain) / loss on derivative instruments	—	(7)
Fair value (gain) / loss on contingent consideration	—	(3)
Fair value (gain) / loss on Fox Option Liability	81	(91)
Fair value (gain) / loss on Investment	—	—
Tax impact of above adjustments[1]	(45)	(42)

Adjusted net income	458	403
Less:
Net income attributable to non-controlling interests and redeemable non-controlling interests[2]	12	18
Adjustment of redeemable non-controlling interest[3]	(80)	18

Adjusted net income attributable to Flutter shareholders	526	367

Weighted average number of shares	179	180

1.	Tax rates used in calculated adjusted net income attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net loss attributed to the non-controlling interest in Sisal and the redeemable non-controlling interest in FanDuel, MaxBet, Junglee and NSX.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in Junglee and MaxBet to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted earnings per share reconciliation

See below a reconciliation of adjusted earnings per share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended June 30,
	$2025	2024
Earnings per share to Flutter shareholders	0.59	1.45
Add/ (Less):
Transaction fees and associated costs	0.11	0.09
Restructuring and integration costs	0.39	0.12
Amortization of acquired intangibles	1.17	0.82
Share-based compensation	0.40	0.33
Loss on settlement of long-term debt	0.08	0.03
Financing related fees not eligible for capitalization	0.01	—
Fair value (gain) / loss on derivative instruments	—	(0.04)
Fair value (gain) / loss on contingent consideration	—	(0.02)
Fair value (gain) / loss on Fox Option Liability	0.45	(0.51)
Fair value (gain) / loss on Investment	—	—
Tax impact of above adjustments	(0.25)	(0.23)

Adjusted earnings per share	2.95	2.04

Last twelve months adjusted EBITDA

See below a reconciliation of LTM adjusted EBITDA to net income for the year ended December 31, 2024.

($ in millions) Unaudited	Year ended December 31, 2024	Six months ended June 30, 2024	Six months ended June 30, 2025	Twelve months ended June 30, 2025
Net income	162	120	372	414
Add back:
Income taxes	(146)	68	187	(27)
Other expense (income), net	434	85	(142)	207
Interest expense, net	419	220	195	394
Depreciation and amortization	1,097	569	663	1,191
Share-based compensation expense	202	100	129	231
Transaction fees and associated costs	54	45	20	29
Restructuring and integration costs	135	45	111	201

LTM adjusted EBITDA	2,357	1,252	1,535	2,640

Net debt				8,522
Leverage ratio				3.2x

See below a reconciliation of LTM adjusted EBITDA including Snai to net income for the year ended December 31, 2024. These figures have been adjusted to include the relevant amounts for Snai during the pre-acquisition period as though it formed part of the Group since July 1, 2024.

($ in millions) Unaudited	Twelve months ended June 30, 2025
Net income for Fiscal 2024	162
Less: Net income for six months ended June 30, 2024	(120)
Add: Net income for six months ended June 30, 2025	372

LTM net income	414
Snai’s net income for the ten months ended April 30, 2025	73

LTM net income including Snai	487
Transaction costs	(17)
Interest expense	(137)
Additional amortization expense (net of deferred tax impact)	(64)
Reversal of previous PPA amortization expense (net of deferred tax impact)	12

LTM adjusted net income including Snai	281
Add:
Income taxes	8
Other expense, net	210
Interest expense, net	526
Depreciation and amortization	1,319
Share-based compensation expense	275
Transaction fees and associated costs	52
Restructuring and integration costs	201

LTM adjusted EBITDA including Snai	2,872

Net debt	8,522
Leverage ratio including Snai	3.0x

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As of June 30, 2025	As of December 31, 2024
Long-term debt	9,882	6,683
Long-term debt due within one year	70	53

Total Debt	9,952	6,736
Add:
Transactions costs, premiums or discount included in the carrying value of debt	86	52
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	175	(97)
Cash and cash equivalents	(1,691)	(1,531)

Net Debt	8,522	5,160

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Free Cash Flow reconciliation

See below a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2025	2024
Net cash provided by operating activities	359	323
Less cash impact of:
Purchases of property and equipment	(37)	(28)
Purchases of intangible assets	(9)	(40)
Capitalized software	(157)	(84)

Free Cash Flow	156	171

Constant currency growth rate reconciliation

See below a reconciliation of constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ millions except percentages)	Three months ended June 30,
Unaudited	2025	2024	YOY	2025	2024	YOY
				FX impact	CC	CC
Revenue
US	1,791	1,527	+17%	(2)	1,525	+17%
International	2,396	2,084	+15%	64	2,148	+12%

Group	4,187	3,611	+16%	62	3,673	+14%

Adjusted EBITDA
US	400	260	+54%	(3)	257	+56%
International	591	523	+13%	16	539	+10%
Unallocated corporate overhead	(72)	(45)	+60%	(5)	(49)	+46%

Group	919	738	+25%	9	747	+23%

See below a reconciliation of other reported constant currency revenue growth rates to nominal currency growth rates.

Three months ended June 30, 2025
Unaudited	YoY	YoY	YoY
	Nom	FX impact	CC
International sportsbook revenue	+4%	+2%	+2%
International iGaming revenue	+27%	+4%	+23%
UKI sportsbook revenue	(12)%	+5%	(17)%
UKI iGaming revenue	+17%	+7%	+10%
SEA sportsbook revenue	+64%	+7%	+57%
SEA iGaming revenue	+70%	+3%	+67%
APAC sportsbook revenue	+3%	(3)%	+6%
APAC iGaming revenue	+24%	(3)%	+27%
CEE sportsbook revenue	(15)%	+4%	(19)%
CEE iGaming revenue	+13%	+3%	+10%
International adjusted EBITDA	+13%	+3%	+10%

International revenue by region

($ millions except percentages)	Three months ended June 30,
Unaudited	2025	2024	YoY	YoY	YoY
			Nom	FX impact	CC
UK and Ireland	936	928	+1%	+6%	(5)%
Southern Europe and Africa	657	390	+68%	+5%	+63%
Asia Pacific	402	385	+4%	(3)%	+7%
Central and Eastern Europe	138	128	+8%	+3%	+5%
Brazil	44	18	+144%	(31)%	+175%
Other regions	219	235	(7)%	+2%	(9)%

Total segment revenue	2,396	2,084	+15%	+3%	+12%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended June 30, 2025				Three months ended June 30, 2024
Unaudited	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	34	324	11	369	28	236	8	272
Less: Amortization of acquired intangibles	(4)	(205)	—	(209)	(4)	(143)	—	(147)

Adjusted depreciation and amortization[1]	30	118	11	160	24	93	8	125

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles